Exhibit 99.1

INTERNATIONAL PAPER PLAZA
400 ATLANTIC STREET
STAMFORD, CT 06921

News Release

IP Completes Sale of Its Carter Holt Harvey Stake to Rank Group

STAMFORD, Conn., – Sept. 21, 2005 – International Paper (NYSE: IP) has completed the sale of its 50.5-percent stake in Carter Holt Harvey Ltd. to Rank Group Investments Ltd. for NZ$2.50 per share, per the lock-in agreement signed by both companies on Aug. 16. Proceeds of the sale totaled US$1.14 billion, and will be used primarily to reduce debt.

IP’s acceptance of the offer satisfies the minimum shareholder acceptance condition of the full takeover offer, launched Sept. 14.

“This is an important first step in IP’s transformation plan, and I’m pleased with how quickly we completed the transaction. It’s an indication that we are serious and focused on getting value and executing our strategy,” said John Faraci, IP’s chairman and chief executive officer. “While we remain confident in CHH’s leadership and strategy to grow and improve, our priorities have evolved and the business climate has changed. The timing was right for us to divest our interests.”

Headquartered in the United States, International Paper (http://www.internationalpaper.com) is the world’s largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative ® (SFI) program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality.

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This press release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to (i) market and economic factors, including competition, demand and pricing for the Company’s products, the level of housing starts, changes in the cost or availability of raw materials and energy, changes in international economic conditions, specifically in Brazil, Russia, Poland and China, changes in currency exchange rates, changes in credit ratings issued by nationally recognized statistical rating organizations, and pension and healthcare costs, (ii) the Company’s transformation plan, including the ability to accomplish the transformation plan, the impact of the plan on the Company’s relationship with its employees, customers and vendors and the ability to realize anticipated profit improvement from the plan, and (iii) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and the uncertainty of the costs and other effects of pending litigation. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

Media Contacts:	Amy J. Sawyer, 203-541-8308
Jennifer Boardman, 203-541-8407

Investor Contacts:	Darial Sneed, 203-541-8541
Brian Turcotte, 203-541-8632

The following related press releases are available at www.internationalpaper.com:

•	International Paper Agrees to Sell its 50.5 Percent Carter holt Harvey Stake to Rank Group (Aug. 16, 2005)

•	International Paper to Explore Strategic Options for its 50.5 Percent Stake in New Zealand-based Carter Holt Harvey (June 26, 2005)